Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF THE

SERIES C PARTICIPATING CUMULATIVE PREFERRED STOCK

OF

THE WILLIAMS COMPANIES, INC.

(Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware)

The Williams Companies, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), does hereby certify as follows:

1. That pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”) and authority granted in the Company’s Amended and Restated Certificate of Incorporation, as amended, the Company’s Board of Directors (the “Board”) duly adopted a resolution designating a series of 1,470,000 shares of Series C Participating Cumulative Preferred Stock of the Company (the “Series C Participating Cumulative Preferred Stock”) and established the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof; and on March 20, 2020, the Company filed a Certificate of Designations of Series C Participating Cumulative Preferred Stock (the “Certificate of Designation”) in the office of the Secretary of State of the State of Delaware.

2. That none of the authorized shares of the Series C Participating Cumulative Preferred Stock are outstanding, and none will be issued subject to the Certificate of Designation.

3. That pursuant to Section 151(g) of the DGCL, the Board adopted the following resolutions respecting the Series C Participating Cumulative Preferred Stock, which resolutions have not been amended or rescinded:

WHEREAS at a meeting held on March 19, 2020, the Board duly adopted a resolution designating a series of 1,470,000 shares of Series C Participating Cumulative Preferred Stock (the “Series C Participating Cumulative Preferred Stock”); and

WHEREAS a Certificate of Designations of Series C Participating Cumulative Preferred Stock was filed in the office of the Secretary of State of the State of Delaware on March 20, 2020 (the “Certificate of Designation”); and

WHEREAS the Board deems it advisable and in the best interest of The Williams Companies, Inc. (the “Company”) and its stockholders to eliminate the Series C Participating Cumulative Preferred Stock.

NOW, THEREFORE, IT IS HEREBY RESOLVED, that none of the authorized shares of Series C Participating Cumulative Preferred Stock are outstanding, and none will be issued subject to the Certificate of Designation; and

FURTHER RESOLVED that the officers of the Company be, and each of them hereby is, authorized and directed, in the name and on behalf of the Company, to take any and all actions as such officer deems necessary and appropriate to eliminate the Series C Participating Cumulative Preferred Stock, including to execute and file, or cause to be executed and filed, a Certificate of Elimination of the Series C Participating Cumulative Preferred Stock with the Secretary of State of the State of Delaware; and

FURTHER RESOLVED that when the Certificate of Elimination becomes effective, it shall have the effect of eliminating from the Amended and Restated Certificate of Incorporation, as amended, of the Company all matters set forth in the Certificate of Designation with respect to the Series C Participating Cumulative Preferred Stock, and all of the shares that were designated as Series C Participating Cumulative Preferred Stock shall be returned to the status of preferred shares of the Company, without designation as to series.

4. That in accordance with Section 151(g) of the DGCL, all matters set forth in the previously filed Certificate of Designation with respect to the Series C Participating Cumulative Preferred Stock are hereby eliminated from the Amended and Restated Certificate of Incorporation, as amended, of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, The Williams Companies, Inc. has caused this Certificate to be signed by its duly authorized officer this 2nd day of February, 2022.

The Williams Companies, Inc.

By:	/s/ Robert E. Riley, Jr.
Name: Robert E. Riley, Jr.
Title: Corporate Secretary